FIRST CAPITAL, INC. REPORTS RECORD EARNINGS FOR 2013

Corydon, Indiana—January 29, 2014.  First Capital, Inc. (NASDAQ:  FCAP) (the “Company”), the holding company for First Harrison Bank (the “Bank”), today reported net income of $5.1 million, or $1.82 per diluted share, for the year ended December 31, 2013, compared to net income of $3.9 million, or $1.41 per diluted share, for the year ended December 31, 2012.

The increase in earnings is primarily due to increases in net interest income after provision for loan losses and noninterest income, and a decrease in noninterest expenses.  Earnings for 2012 were negatively impacted by the Bank’s voluntary early retirement program which resulted in a pre-tax charge to earnings of $693,000 during the quarter ended September 30, 2012.  During the quarter ended December 31, 2012, the Bank recognized a pre-tax savings of $132,000 due to the lower salary and benefit expenses than would have been expensed without the early retirement program.  Had the program not been implemented, the Company would have recognized net income of $4.3 million or $1.53 per diluted share for the year ended December 31, 2012.

Net interest income after provision for loan losses increased $1.2 million for 2013 as compared to 2012. Interest income decreased $389,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 4.59% for 2012 to 4.46% for 2013.  This was partially offset by an increase in the average balance in interest-earning assets from $421.8 million for 2012 to $426.6 million for 2013.  Interest expense decreased $812,000 as the average cost of interest-bearing liabilities decreased from 0.73% to 0.48% when comparing the two periods.  The provision for loan losses decreased from $1.5 million for 2012 to $725,000 for 2013 primarily due to a decrease in net charge-offs from $971,000 during 2012 to $539,000 during 2013.

Noninterest income increased $103,000 for 2013 as compared to 2012.  Service charges on deposit accounts and commission income increased by $158,000 and $135,000, respectively, when comparing the two periods.  These increases were partially offset by a $203,000 decrease in gains on the sale of loans primarily due to a decrease in sales activity during the quarter ended December 31, 2013 as a result of higher interest rates.

Noninterest expenses decreased $522,000 for 2013 compared to 2012 primarily due to a decrease of $764,000 in compensation and benefits expense.  The decrease in compensation and benefits expense was primarily due to the previously discussed voluntary early retirement program in 2012.  This decrease was partially offset by increases in data processing fees and other operating expenses of $134,000 and $113,000, respectively.

The Company’s net income was $1.2 million, or $0.45 per diluted share, for both the quarters ended December 31, 2013 and 2012.

Net interest income after provision for loan losses increased $391,000 for the quarter ended December 31, 2013 as compared to the quarter ended December 31, 2012.  Interest income decreased $49,000 when comparing the two periods as a result of a decrease in the average balance of interest-earning assets from $436.6 million for the fourth quarter of 2012 to $423.5 million for the same period in 2013, partially offset by an increase in the average tax-equivalent yield of interest-earning assets from 4.42% for the quarter ended December 31, 2012 to 4.53% for the same period in 2013.  Interest expense decreased $190,000 as the average cost of interest-bearing liabilities decreased from 0.61% to 0.41% and the average balance of interest-bearing liabilities decreased from $352.7 million to $336.0 million when comparing the two periods.  The provision for loan losses decreased $250,000 when comparing the two periods from $400,000 for the quarter ended December 31, 2012 to $150,000 for the quarter ended December 31, 2013 primarily due to a decrease in net charge-offs from $255,000 for 2012 to $132,000 for 2013.

Noninterest income decreased $157,000 when comparing the quarter ended December 31, 2013 to the quarter ended December 31, 2012, primarily due to a decrease of $166,000 in gains on loans sold.

Noninterest expenses increased $256,000 when comparing the quarter ended December 31, 2013 to the quarter ended December 31, 2012, primarily due to increases of $175,000 and $72,000 in compensation and benefits expense and other operating expenses, respectively.

Total assets as of December 31, 2013 were $444.4 million compared to $459.1 million at December 31, 2012.  Securities available for sale and cash and cash equivalents decreased $14.2 million and $10.7 million, respectively, while net loans receivable increased by $8.1 million during 2013.  Deposits and retail repurchase agreements decreased $10.5 million and $4.8 million, respectively, during 2013.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) totaled $7.6 million and $8.4 million at December 31, 2013 and 2012, respectively.  At December 31, 2013, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Bank, through its business arrangement with Investment Centers of America, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Year Ended		Three Months Ended
	December 31,		December 31,
OPERATING DATA	2013	2012	2013	2012
(Dollars in thousands, except per share data)

Total interest income	$18,411	$18,800	$4,632	$4,681
Total interest expense	1,653	2,465	347	537
Net interest income	16,758	16,335	4,285	4,144
Provision for loan losses	725	1,525	150	400
Net interest income after provision for loan losses	16,033	14,810	4,135	3,744

Total non-interest income	4,640	4,537	1,079	1,236
Total non-interest expense	13,331	13,853	3,433	3,177
Income before income taxes	7,342	5,494	1,781	1,803
Income tax expense	2,255	1,559	534	551
Net income	$5,087	$3,935	$1,247	$1,252
Less net income attributable to the noncontrolling interest	13	13	3	3
Net income attributable to First Capital, Inc.	$5,074	$3,922	$1,244	$1,249

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic and Diluted	$1.82	$1.41	$0.45	$0.45

Weighted average common shares outstanding:
Basic and Diluted	2,784,690	2,785,286	2,784,220	2,785,001

OTHER FINANCIAL DATA

Cash dividends per share	$0.80	$0.76	$0.20	$0.19
Return on average assets (three months date annualized)	1.11%	0.86%	1.10%	1.07%
Return on average equity (three months data annualized)	9.56%	7.54%	9.32%	9.48%
Net interest margin	4.07%	4.00%	4.20%	3.93%
Interest rate spread	3.98%	3.86%	4.12%	3.81%
Net overhead expense as a percentage
of average assets (three months data annualized)	2.93%	3.05%	3.05%	2.71%

	December 31,	December 31,
BALANCE SHEET INFORMATION	2013	2012

Cash and cash equivalents	$11,136	$21,811
Interest-bearing time deposits	4,425	1,400
Investment securities	108,771	122,985
Gross loans	293,428	285,143
Allowance for loan losses	4,922	4,736
Earning assets	407,211	421,755
Total assets	444,384	459,132
Deposits	373,830	384,343
FHLB debt	5,500	5,100
Repurchase agreements	9,310	14,092
Stockholders' equity, net of noncontrolling interest	53,227	52,824
Non-performing assets:
Nonaccrual loans	5,256	7,578
Accruing loans past due 90 days	227	289
Foreclosed real estate	466	295
Troubled debt restructurings on accrual status	1,662	221
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	10.89%	10.00%
Tier I - risk based	14.86%	14.35%
Total risk-based	16.11%	15.60%

Contact:
Chris Frederick
Chief Financial Officer
Executive Vice President
812-734-3464